UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Vesty, David P.
   14 Oak Park
   Bedford, MA  01730
   USA
2. Issuer Name and Ticker or Trading Symbol
   Progress Software Corporation
   PRGS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   09/30/1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Worldwide Sales
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |09/20/|M   | |9,319             |A  |$14.3767   |                   |      |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |09/20/|S   | |9,319             |D  |$34.1250   |                   |      |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |09/20/|M   | |1,575             |A  |$11.3333   |                   |      |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |09/20/|S   | |1,575             |D  |$34.125    |                   |      |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |09/20/|M   | |16,200            |A  |$14.4167   |                   |      |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |09/20/|S   | |16,200            |D  |$34.1250   |                   |      |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |09/20/|M   | |9,000             |A  |$14.4167   |                   |      |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |09/20/|S   | |9,000             |D  |$34.1250   |                   |      |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |09/20/|M   | |31,425            |A  |$10.3333   |                   |      |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |09/20/|S   | |31,425            |D  |$34.1250   |                   |      |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |09/20/|M   | |3,272             |A  |$9.0000    |                   |      |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |09/20/|S   | |3,272             |D  |$34.1250   |                   |      |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |09/20/|M   | |45,720            |A  |$9.4167    |                   |      |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |09/20/|S   | |45,720            |D  |$34.1250   |                   |      |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |09/20/|M   | |15,485            |A  |$14.4167   |                   |      |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |09/20/|S   | |15,485            |D  |$34.1250   |                   |      |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |09/30/|M   | |4,838             |A  |$14.3767   |                   |      |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |09/30/|M   | |1,800             |A  |$14.4167   |                   |      |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |09/30/|M   | |19,575            |A  |$10.3333   |                   |      |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |09/30/|M   | |2,565             |A  |$14.4167   |29,543             |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Opt|$14.3767|09/20|M   | |9,319      |D  |07/1/|12/31|Common Stock|9,319  |       |1,331 (2)   |D  |            |
ion                   |        |/1999|    | |           |   |94 (1|/03  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$11.3333|09/20|M   | |1,575      |D  |07/1/|06/17|Common Stock|1,575  |       |225 (4)     |D  |            |
ion                   |        |/1999|    | |           |   |94 (3|/04  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$14.4167|09/20|M   | |16,200     |D  |03/1/|01/11|Common Stock|16,200 |       |0           |   |            |
ion                   |        |/1999|    | |           |   |95 (5|/05  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$14.4167|09/20|M   | |9,000      |D  |03/1/|05/12|Common Stock|9,000  |       |0           |   |            |
ion                   |        |/1999|    | |           |   |95 (6|/05  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$10.3333|09/20|M   | |31,425     |D  |03/1/|04/02|Common Stock|31,425 |       |0           |   |            |
ion                   |        |/1999|    | |           |   |96 (7|/06  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$9.0000 |09/20|M   | |3,272      |D  |03/1/|08/21|Common Stock|3,272  |       |0           |   |            |
ion                   |        |/1999|    | |           |   |96 (8|/06  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$9.4167 |09/20|M   | |45,720     |D  |03/1/|03/03|Common Stock|45,720 |       |57,030 (10) |D  |            |
ion                   |        |/1999|    | |           |   |97 (9|/07  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$14.4167|09/20|M   | |15,485     |D  |03/1/|02/03|Common Stock|15,485 |       |33,415 (12) |D  |            |
ion                   |        |/1999|    | |           |   |98 (1|/08  |            |       |       |            |   |            |
                      |        |     |    | |           |   |1)   |     |            |       |       |            |   |            |
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Incentive Stock Option|$14.3767|09/30|M   | |4,838      |D  |07/1/|12/31|Common Stock|4,838  |       |1,762 (14)  |D  |            |
                      |        |/1999|    | |           |   |94 (1|/03  |            |       |       |            |   |            |
                      |        |     |    | |           |   |3)   |     |            |       |       |            |   |            |
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Incentive Stock Option|$14.4167|09/30|M   | |1,800      |D  |03/1/|01/11|Common Stock|1,800  |       |0           |   |            |
                      |        |/1999|    | |           |   |95 (1|/05  |            |       |       |            |   |            |
                      |        |     |    | |           |   |5)   |     |            |       |       |            |   |            |
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Incentive Stock Option|$10.3333|09/30|M   | |19,575     |D  |03/1/|04/02|Common Stock|19,575 |       |0           |   |            |
                      |        |/1999|    | |           |   |96 (1|/06  |            |       |       |            |   |            |
                      |        |     |    | |           |   |6)   |     |            |       |       |            |   |            |
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Incentive Stock Option|$14.4167|09/30|M   | |2,565      |D  |03/1/|02/03|Common Stock|2,565  |       |5,535 (18)  |D  |            |
                      |        |/1999|    | |           |   |98 (1|/08  |            |       |       |            |   |            |
                      |        |     |    | |           |   |7)   |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$20.9375|05/17|A   | |8,000      |A  |03/1/|05/17|Common Stock|8,000  |       |8,000 (20)  |D  |            |
ion                   |        |/1999|    | |           |   |99 (1|/09  |            |       |       |            |   |            |
                      |        |     |    | |           |   |9)   |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The option vests in equal monthly increments over a 72 month period
commencing July 1, 1994.                   (2) On 9/30/99, options to purchase
0
shares were vested.                        (3) The option vests in equal
monthly increments over a 72 month period commencing July 1, 1994.
(4) On 9/30/99, options to purchase 0 shares were vested.
(5) The option vests in equal monthly increments over a 48 month period
commencing March 1, 1995.                    (6) The option vests in equal
monthly increments over a 48 month period commencing March 1, 1995.
(7) The option vests in equal monthly increments over a 60 month period commencing March 1, 1996, or sooner if accelerated vesting earnings per
share goals are achieved.                  (8) The option vests in equal
monthly increments over a 60 month period commencing March 1, 1996, or sooner if
accelerated vesting earnings per share goals are achieved.
(9) The option vests in equal monthly increments over a 60 month period
commencing March 1, 1997.                   (10) On 9/30/99, options to
purchase 7,368 shares were vested.                    (11) The option vests in
equal
monthly increments over a 60 month period commencing March 1, 1998.
     (12) On 9/30/99, options to purchase 0 shares were vested.
(13) The option vests in equal monthly increments over a 72 month period
commencing July 1, 1994.              (14) On 9/30/99, options to purchase 0
shares were vested.               (15) The option vests in equal monthly
increments over a 48 month period commencing March 1, 1995.
(16) The option vests in equal monthly increments over a 60 month period commencing March 1, 1996, or sooner if accelerated vesting earnings per
share goals are achieved.                 (17) The option vests in equal
monthly increments over a 60 month period commencing March 1, 1998.

(18) On 9/30/99, options to purchase 0 shares were vested.              (19)
The option vests in equal monthly increments over a 60 month period
commencing March 1, 1999.                 (20) On 9/30/99, options to purchase
933 shares were vested.
SIGNATURE OF REPORTING PERSON
David P. Vesty
DATE
10-08-1999